Exhibit 99.1

Natural Grocers by Vitamin Cottage, Inc. Announces Election

of New Member of Board of Directors

LAKEWOOD, Colo., July 23, 2013— Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) announced today that Edward Cerkovnik was elected to be an independent member of the Board of Directors on July 23, 2013.  As a Class III director, Mr. Cerkovnik will hold that position until the annual meeting of stockholders in 2015. Mr. Cerkovnik is an additional, not replacement, member of the Board of Directors.  The total number of members of the Board of Directors now is seven.

Mr. Cerkovnik also was elected on that same date to be an additional, not replacement, member of the Compensation Committee, and to be a member of the Audit Committee. In satisfaction of New York Stock independence requirements for audit committees, Kemper Isely resigned from the Audit Committee effective upon Mr. Cerkovnik’s appointment.  Mr. Isely remains Chairman, Director and Co-President of the Company.

Mr. Cerkovnik is a founder and President of Breckenridge Holding Company, the owner and operator of the Breckenridge Brewery & Pub concept, as well as other food and beverage concepts. He has served as an officer and director of Breckenridge Holding Company since its inception in 1994. In addition, Mr. Cerkovnik has been an active principal in other restaurant and commercial real estate projects since 1994.

“Mr. Cerkovnik brings practical and in-depth business experience to the Board of Directors, and we are grateful that he has agreed to join us,” said Kemper Isely, Chairman and Co-President.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is a rapidly expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines.

Grocery products may not contain artificial colors, flavors, preservatives, sweeteners, or partially hydrogenated or hydrogenated oils. Natural Grocers’ flexible small-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 69 stores in 13 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those described in the forward-looking statements because of factors such as our industry, business strategy, goals and expectations concerning our market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, other financial and operating information and other risks detailed in the Company’s Form 10-K for the year-ended September 30, 2012, as amended by Form 10-K/A (Form 10-K). The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our Form 10-K, copies of which may be obtained by contacting investor relations at 303-986-4600 or by visiting our website at http://Investors.NaturalGrocers.com.

Contacts

Claire Mylott at Leap Public Relations, Claire@LeapPR.com  303.455.0933

Merredith Branscombe at Leap Public Relations, Merredith@LeapPR.com 720.235.7363

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